Exhibit 99.1

NOVASTAR FINANCIAL APPOINTS GREG METZ AS SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

KANSAS CITY, MO., July 19, 2004 – NovaStar Financial, Inc. (NYSE: NFI), a residential mortgage lender and portfolio investor, is pleased to announce the appointment of Greg Metz as Senior Vice President and Chief Financial Officer. Mr. Metz is a Certified Public Accountant and an attorney, with expertise in financial reporting, taxation, securities regulations, and financial structuring.

“Greg Metz brings valuable experience to NovaStar which will complement and strengthen our management team. We are pleased to have the opportunity to add Greg to our organization,” said Scott Hartman, Chief Executive Officer.

As CFO, Mr. Metz will be responsible for the areas of finance, including financial management, reporting, treasury, and equity capital markets.

Prior to joining NovaStar, Mr. Metz was Senior Vice President and Director of Corporate Tax for two years with Union Planters Corporation, a NYSE-listed regional bank holding company with $31.5 billion in assets. Union Planters merged with another bank holding company on July 1, 2004. His responsibilities at Union Planters included supervision of all tax-related matters within the organization, including tax planning and compliance. In addition, he led the organization’s shared services and procurement functions.

Prior to his work at Union Planters, Mr. Metz spent more than 15 years with Big-Four public accounting firms, most recently as a partner with Ernst & Young LLP. During his years in public accounting, he focused his practice on the financial services industry and had extensive involvement with tax planning, financial reporting, and financial structuring.

Mr. Metz is a CPA and a member of the Illinois State Bar Association. He holds a J.D. from Chicago Kent College of Law and a Bachelors degree in Accounting from Eastern Illinois University.

About NovaStar

NovaStar Financial, Inc. (NYSE: NFI) is one of the nation’s leading lenders and investors in residential mortgages. The company specializes in single-family, nonconforming mortgages, involving borrowers whose loan size, credit details or other circumstances fall outside conventional mortgage agency guidelines. A Real Estate Investment Trust (REIT) founded in 1996, NovaStar efficiently brings together the capital markets, a nationwide network of mortgage brokers and American families financing their homes. NovaStar is headquartered in Kansas City, Missouri, and has lending operations and affiliated branches nationwide.

For more information, please reference our website at www.novastarmortgage.com.

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